Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY APPLICABLE STATE. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE OF THIS NOTE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

SUBORDINATED AMORTIZING PROMISSORY NOTE
(UNSECURED)

$__________________ __________________, 2026

FOR VALUE RECEIVED, the undersigned, CaliberCos Inc., a Delaware corporation with principal executive offices located at 8901 E. Mountain View Road, Suite 150, Scottsdale, AZ 85258 (“Borrower” or the “Company”), promises to pay to ______________________________________________, with an address of ______________________________________________ (“Lender” or “Holder”), or to Lender’s order, the principal sum of ______________________________________ Dollars ($________________) (the “Original Principal Amount”), together with interest on the unpaid principal balance hereof at the rate of six percent (6.0%) per annum, in monthly installments of principal and interest, all in accordance with the terms of this Subordinated Amortizing Promissory Note (this “Note”).

This Note is issued as part of a series of notes issued by the Company to certain persons and entities (collectively, the “Holders”) on or about the date hereof, and on a form substantially identical to this Note (collectively, the “Notes”), in each case in exchange for the surrender and cancellation of one or more previously issued promissory notes of the Company. The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which Holder, by acceptance of this Note, agrees:

1. Definitions. The following definitions apply for all purposes of this Note:

“Balance” means, at the applicable time, all then outstanding principal of this Note, all then accrued but unpaid interest and all other amounts then accrued but unpaid hereunder.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in the State of Arizona are authorized or required to close.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Lost Note Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost Note and an indemnification undertaking by Holder in favor of the Company with respect to such lost or stolen Note.

“Maturity Date” means that date which is sixty (60) months from the date of issuance of this Note.

“Payment Date” means the twentieth (20th) day of each calendar month, commencing on the twentieth (20th) day of the first full calendar month following the date of issuance of this Note, and continuing on the twentieth (20th) day of each calendar month thereafter through and including the Maturity Date. If a Payment Date is not a Business Day, payment shall be due on the next succeeding Business Day.

“Requisite Note Holders” means Holders of a majority in interest of the aggregate outstanding principal amount of the Notes then outstanding.

“Securities Act” means the Securities Act of 1933, as amended.

2. Payments; Amortization.

(a) Monthly Installments. This Note fully amortizes over sixty (60) months. Borrower shall pay the Balance in sixty (60) substantially equal consecutive monthly installments of principal and interest in the amount of $____________ each, due on each Payment Date, with the final installment due on the Maturity Date in the amount required to pay the Balance in full. Interest shall accrue on the outstanding principal balance at six percent (6.0%) per annum, computed on the basis of a 360-day year consisting of twelve 30-day months. An illustrative amortization schedule is attached as Exhibit A and is provided for convenience only; in the event of any conflict between Exhibit A and this Note, this Note controls.

(b) Application of Payments. Each payment shall be applied first to any costs, expenses and other amounts then due hereunder, second to accrued and unpaid interest, and third to the reduction of outstanding principal. Borrower may change the order of application at its discretion.

(c) Prepayment. Borrower may prepay the Balance, in whole or in part, at any time and from time to time without penalty, premium, yield maintenance, make-whole or additional interest of any kind, and without the consent of Holder. Partial prepayments shall be applied to principal in inverse order of maturity and shall not reduce the amount of any scheduled monthly installment unless Borrower elects otherwise.
(d) Manner of Payment. All amounts due under this Note shall be payable in lawful money of the United States, by automated clearing house transfer or such other method as Borrower may reasonably elect, to the account designated by Holder in writing. Holder shall provide and maintain current payment instructions and a valid IRS Form W-9 or applicable Form W-8. Borrower shall have no liability for any payment delayed or misdirected as a result of instructions that Holder has not kept current.
(e) Maturity. If not sooner paid, the entire Balance shall be due and payable in full on the Maturity Date.

3. Maximum Interest. Notwithstanding any other provision of this Note, in no event shall the interest payable hereunder, whether before or after maturity, exceed the Highest Lawful Rate. To the extent that any amount collected by Holder exceeds the maximum interest permitted under applicable law, such excess shall be applied to reduce the outstanding principal of this Note and, if no principal remains outstanding, refunded to Borrower.

4. Subordination. All amounts due hereunder are and shall remain subordinate in right of payment to any and all senior indebtedness of the Company, whether secured or unsecured, whether now existing or hereafter incurred, and whether incurred at the corporate level or by any subsidiary or affiliate of the Company. Holder shall, upon request of the Company, execute and deliver such subordination agreements, intercreditor agreements, estoppels and other instruments as any holder of senior indebtedness may reasonably require to evidence and confirm the subordination provided in this Section, in each case in form and substance reasonably satisfactory to such holder, provided that no such instrument shall increase the principal amount of, or reduce the stated interest rate on, this Note.

5. Security. This Note is unsecured. Holder has no lien, security interest, mortgage, pledge or other encumbrance in or upon any asset of the Company or of any subsidiary or affiliate of the Company, and nothing in this Note creates or shall be deemed to create any such interest.

6. Events of Default; Remedies.

(a) Events of Default. Each of the following shall constitute an “Event of Default” under this Note: (i) Borrower defaults in the payment of any installment of principal or interest due hereunder and such default continues for more than thirty (30) days after the date such payment became due; (ii) Borrower fails to observe or perform in any material respect any other covenant, obligation, condition or agreement contained herein and such failure continues for thirty (30) days after written notice thereof from Holder, provided that if such failure is not reasonably capable of cure within such thirty (30) day period but is reasonably capable of cure within an additional thirty (30) days, such period shall be extended for so long as Borrower is diligently pursuing cure, up to a total of sixty (60) days; or (iii) Borrower makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or a receiver, trustee or liquidator is appointed for Borrower or for all or substantially all of its assets and such appointment is not vacated or stayed within sixty (60) days.

(b) Remedies. Upon the occurrence and during the continuance of an Event of Default, and upon the written declaration of the Requisite Note Holders, the Balance shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and Holder may exercise such remedies as are available at law or in equity. No Event of Default shall result in any increase in the rate of interest payable hereunder.

(c) No Cross-Default. A default by the Company under any other indebtedness, agreement or instrument shall not, of itself, constitute an Event of Default under this Note.

7. Representations and Warranties of Borrower. Borrower represents and warrants to Holder that:

(a) Borrower has the power and authority to execute and deliver this Note and has duly executed and delivered this Note; (b) this Note is the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity; and (c) except for consents and approvals that will be obtained on or prior to the date hereof, the execution and delivery of this Note do not require the consent or approval of any other party (including any governmental or regulatory party) and do not violate any law, regulation or agreement to which Borrower is a party or to which Borrower or any of its assets may be subject.

Except as expressly set forth in this Section 7, Borrower makes no representation or warranty of any kind, express or implied, in connection with this Note.

8. No Conversion; No Equity Rights. This Note is not convertible into, and does not entitle Holder to acquire, any equity security of the Company. This Note does not entitle Holder to any voting rights or any other rights as a stockholder of the Company. No provision of this Note, and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

9. No Additional Covenants. The Company is not subject to any financial covenant, negative covenant, restriction on the incurrence of indebtedness, restriction on the granting of liens, restriction on the payment of dividends or distributions, restriction on transactions with affiliates, or reporting or information covenant under this Note. Holder acknowledges that the Company may incur additional indebtedness, including secured indebtedness, and may grant liens on any or all of its assets, in each case without notice to or the consent of Holder.

10. Transfer. This Note may not be sold, assigned, pledged, hypothecated or otherwise transferred by Holder without the prior written consent of the Company, which consent shall not be unreasonably withheld, except that Holder may transfer this Note by will, by operation of law or to an affiliate of Holder upon prior written notice to the Company. Any transfer must comply with the Securities Act and all applicable state securities laws, and the Company may condition any transfer on receipt of an opinion of counsel in form and substance reasonably satisfactory to the Company. Any transfer in violation of this Section shall be void. The Company may treat the person in whose name this Note is registered on its books as the owner hereof for all purposes.

11. Lost or Stolen Note. Upon receipt by the Company of Lost Note Documentation, the Company shall issue a replacement Note of like tenor. The Company shall not be required to issue a replacement Note until it has received Lost Note Documentation.

12. Officers and Directors Not Liable. In no event shall any officer, director, employee, agent, stockholder, member or affiliate of the Company be personally liable for any amount due or payable pursuant to this Note or for any obligation of the Company hereunder.

13. Successors and Assigns. This Note shall bind Borrower and its successors and assigns and shall inure to the benefit of Holder and its permitted successors and assigns. Borrower may assign this Note or any rights or duties hereunder in connection with any merger, consolidation, reorganization, recapitalization, sale of all or substantially all of its assets, or transaction with a special purpose acquisition corporation or similar entity, in each case without the consent of Holder. No such assignment shall release Borrower from its obligations hereunder unless Holder is paid in full or the assignee assumes such obligations in writing.

14. Amendments and Waivers. Any term of this Note may be amended, and the observance of any term may be waived, either generally or in a particular instance and either retroactively or prospectively, with the written consent of the Company and the Requisite Note Holders. Any amendment or waiver effected in accordance with this Section shall be binding upon Holder and upon each future holder of this Note, whether or not such Holder consented thereto. No delay or omission on the part of Holder in exercising any right shall operate as a waiver thereof or of any other right, and a waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

15. Expenses. In any action or proceeding to enforce or interpret this Note, the prevailing party shall be entitled to recover its reasonable and actual attorneys’ fees and costs from the non-prevailing party.

16. Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail, if sent during normal business hours of the recipient, and if not, then on the next Business Day; (c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Notices to the Company shall be sent to its principal executive offices, Attention: Chief Executive

Officer, with a copy to Attention: Chief Financial Officer. Notices to Holder shall be sent to the address set forth above or such other address as Holder has provided to the Company in writing.

17. Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

18. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAWS RULES.

19. Waiver of Jury Trial. EACH OF BORROWER AND HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Entire Agreement. This Note, together with the Note Subscription Agreement and Release of even date herewith between the Company and Holder, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior notes, agreements, understandings, correspondence, statements and representations of every nature relating to the indebtedness evidenced hereby, including any note surrendered and cancelled in connection with the issuance of this Note.

[signature page follows]

IN WITNESS WHEREOF, this Note is executed by Borrower as of the date first written above.

“BORROWER”
CALIBERCOS INC.,
a Delaware corporation

By: __________________________________
Name: John C. Loeffler II
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

“HOLDER”

__________________________________
[Name of Holder or Vesting Entity]

By: __________________________________
Name: ________________________________
Title: _________________________________

EXHIBIT A

ILLUSTRATIVE AMORTIZATION SCHEDULE

The following illustrates the amortization of a $100,000 Original Principal Amount at six percent (6.0%) per annum over sixty (60) monthly installments. The monthly installment for any Note is calculated on the same basis, scaled to the Original Principal Amount of that Note. Figures are rounded and are provided for convenience only.

Monthly installment of principal and interest	$1,933.28
Number of installments	60
Total of all installments	$115,996.81
Total interest over the term	$15,996.81
Interest paid in the first twelve installments	$5,443.15
Principal balance after twelve installments	$82,244.63
Principal balance after thirty-six installments	$43,806.53
Principal balance at the Maturity Date	$0.00

Per $100,000 of Original Principal Amount, the monthly installment is $1,933.28. By way of further illustration: $50,000 amortizes at $966.64 per month; $250,000 at $4,833.20 per month; $500,000 at $9,666.40 per month; and $1,000,000 at $19,332.80 per month.